Exhibit 10.24

MASTER CREDIT FACILITY

by and among

PROFESSIONAL DIVERSITY NETWORK, INC.,

NAPW, INC.,

NOBLE VOICE LLC

COMPLIANT LEAD LLC

and

WHITE WINSTON SELECT ASSET FUNDS, LLC,

March  30, 2016

i

ii

Exhibit B – Form of Drawdown Affidavit
Exhibit C – Form of Fixed $0.25 Warrant
Exhibit D – Form of Pro Rata Warrant
Exhibit E – Form of Fixed $2.50 Warrant
Exhibit F – Form of Consulting and Monitoring Agreement
Exhibit G – Form of Security Agreement
Exhibit H – Form of Board Representation Agreement

Schedules

Schedule 2.2(b) – Delinquency
Schedule I – Disclosure Schedule

iii

MASTER CREDIT FACILITY

This Master Credit Facility (this “Agreement”), dated as of March 30, 2016, is made by and among Professional Diversity Network, Inc., a Delaware corporation (“PDN”), NAPW, Inc., a Delaware corporation and wholly-owned subsidiary of PDN (“NAPW”), Noble Voice LLC, a Delaware limited liability company and a wholly-owned subsidiary of PDN (“Noble”), Compliant Lead LLC, a Delaware limited liability company and a wholly-owned subsidiary of PDN (“Compliant”), and White Winston Select Asset Funds, LLC, a Delaware limited liability company (“WWSAF” or the “Lender”).

PDN, NAPW, Noble and Compliant are collectively referred to herein as the “Borrower,” and PDN, NAPW, Noble and Compliant shall be jointly and severally liable for all obligations of the Borrower set forth herein.  All references herein to the Borrower refer to PDN, NAPW, Noble and Compliant, unless otherwise explicitly provided or required by the context.

Background

A
The Borrower desires a mechanism for access to capital it may need to help finance its operations and/or expansion, and WWSAF is willing to provide such capital to the Borrower in the form of a credit facility on the terms set forth herein (the “Loan”).

B
To secure the Borrower’s various obligations in connection with this Agreement, the Borrower has also agreed to execute and deliver various additional agreements and instruments of collateral, as described herein (collectively, the “Loan Documents”).

In consideration of the premises and the mutual covenants and agreements herein set forth, and in reliance on the representations and warranties contained herein, the parties hereby agree as follows:

Article 1

Terms of Loan

Section 1.1   Loan Amount.  Upon the terms and subject to the conditions of this Agreement, the Lender agrees to extend financing to the Borrower in the original principal amount of up to Five Million Dollars ($5,000,000) (the “Loan Amount”).

Section 1.2   Promissory Note; Discount to Face Value.  The Loan shall be evidenced by a Secured Promissory Note, substantially in the form attached to this Agreement as Exhibit A (the “Note”), with an initial face value equal to the Loan Amount. The Note shall be issued at a five percent (5%) discount to the Loan Amount (the “Closing Fee”), which discount shall be disbursed to WWSAF from the proceeds of the Note at Closing (defined below).

Section 1.3   Base Interest; Default Interest.

(a)         Base Interest:  Subject to the terms of this Agreement which provide for a higher interest rate upon the occurrence of certain events and acceleration on the principal amount due, including upon default under the terms hereof, interest shall accrue on all amounts advanced under the Note during the period following the date of this Agreement at an annual rate of eight percent (8.00%) (the “Base Rate”).  Interest on the average daily balance due under the Loan during the prior month shall be due and payable in advance on the fifth (5th) day of each calendar month. Interest for the period from the Closing to the end of the first calendar month during the term shall be due at the Closing.

(b)         During all periods of time in which an Event of Default (as defined in Article 6) is ongoing, the interest rate of the Note shall be increased by seven hundred (700) basis points, which increase shall take effect upon the occurrence of the event of default and without the need for WWSAF to notify the Borrower.  The Borrower shall be responsible for curing such default(s) before all respective grace periods expire and for providing unambiguous written proof to WWSAF that such default(s) is cured, or such default(s) shall conclusively be deemed not cured.

(c)         Unpaid interest, if any, shall be added to the principal outstanding on the Note at the end of each monthly payment period.

Section 1.4          Non-Utilization Fee.  Commencing on the first anniversary of the date of the Note, the Borrower shall pay to the Lender from and after the date hereof a non-utilization fee accruing at the rate of three percent (3.0%) per annum on the average daily unborrowed portion of the Note.  All non-utilization fees shall be payable quarterly in arrears on the last day of March, June, September and December (with the first such payment being calculated for the period from the first anniversary of the date of the Note and ending on March 31, 2017), and, in addition, on the date on which Lender’s commitment under the Note is terminated in whole.  Such non-utilization fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year.

Section 1.5           Yield Maintenance Payment.  If during the Term  PDN shall issue or sell, or is, in accordance with this Section 1.5, deemed to have issued or sold, in excess of 1,500,000 shares (the “Adjustment Threshold”) of its capital stock for a consideration per share less than $0.25, as adjusted from time to time and in effect immediately prior to such issuance or sale (or deemed issuance or sale), then on the Maturity Date the Borrower shall pay to the Lender, in addition to all other amounts then due and payable, such amount as is necessary to make the Lender’s internal rate of return (“IRR”) under the Note (as calculated below) equal to twenty percent (20%) based on the advances and repayments made during the term of the Note.  The IRR shall be calculated as follows:

Where:
di = the ith, or last, payment date.
d1 = the 0th payment date.
Pi = the ith, or last, payment

The IRR shall be inclusive of the Closing Fee and all interest paid at the Base Rate, but exclusive off all other fees and other consideration payable pursuant to the Loan Documents including, without limitation, any default interest and late fees. The Company shall be deemed to have issued or sold capital stock subject to the adjustment provisions of this Section 1.5 upon the issuance or sale of any options, warrant, securities, convertible securities or other rights to subscribe for, purchase, exchange for or convert into capital stock; provided however that the IRR shall not be payable unless and until the company has issued or sold shares of capital stock in excess of the Adjustment Threshold.

Section 1.6          Term.  The term of the Term Loan shall commence on the date of this Agreement and continue until the second anniversary of the Closing Date (as adjusted pursuant hereto, the “Maturity Date”), unless the period is extended or terminated sooner as provided herein (the “Term”).

Section 1.7          Advances and Repayments.

(a)          Drawdown Requests.

(i) During the Term, the Borrower may request an advance under the Loan (a “Drawdown”) by delivering to the Lender a signed affidavit, dated as of the date of such request, substantially in the form attached to this Agreement as Exhibit B (the “Drawdown Affidavit”).  The Lender may rely on information on or delivered with the Drawdown Affidavit.  Requests for advances shall be made not more than once per calendar month, and shall be in amounts no less than One Hundred Thousand Dollars ($100,000). The Lender will use commercially reasonable efforts to approve (and fund) or deny the request for an advance within twenty (20) days of receipt.  It shall be a condition to each advance that no Event of Default exists on the date of the advance and that the advance will not trigger any Event of Default.  The  principal amount outstanding under the Note at any time shall not exceed the Loan Amount.

(ii) Subject to satisfaction of the conditions set forth herein and in the Note, the Lender shall approve any Drawdown requested by the Borrower so long as the aggregate principal amount outstanding under the Note immediately following such Drawdown would not exceed seventy-five percent (75%) of the outstanding balance of the Borrower’s eligible customer receivables on the date of such Drawdown (the “Compulsory Advance Threshold”). The Borrower’s customer receivables shall be considered “eligible customer receivables” for purposes of determining the Compulsory Advance Threshold if such receivables are not more than sixty (60) days past due and such customer is not otherwise indebted to the Borrower. If the principal amount outstanding under the Note exceeds the Compulsory Advance Threshold at the end of any calendar month (such excess amount, the “Overdrawn Amount”), the Borrower shall, within forty-five (45) business days, repay at least so much of the balance under the Note as is necessary to reduce the outstanding principal balance below the Compulsory Advance Threshold. The Borrower may request an Exempt Advance (defined below) to cover some or all of the Overdrawn Amount, it being understood that such advance shall be subject to the terms and conditions set forth herein.

(iii) At the time of making any request for a Drawdown, the Borrower may also request that such Drawdown not be included in determining if the outstanding principal amount under the Note exceeds the Compulsory Advance Threshold (such advance, an “Exempt Advance”). Each Exempt Advance shall be subject to (A) the use of the proceeds of such Exempt Advance being acceptable to the Lender, in its reasonable discretion and (B) the Borrower’s business and financial condition being acceptable to the Lender, in its reasonable good-faith judgment.

(b)   Collection and Application of Receivables.  Until such time as all of the Borrower’s obligations under the Loan Documents have been satisfied in full, all revenues and payments due to the Borrower from the operation of its business shall be paid to a deposit account (the “Collateral Account”) at a bank acceptable to the Lender, in its reasonable discretion, and subject to the terms of a commercially reasonable deposit account control agreement in form and substance acceptable to the Lender, in its commercially reasonable discretion (the “Account Control Agreement”). All receivables and collections are Collateral and, if an Event of Default occurs, the Lender may apply them to the obligations of the Borrower under the Loan Documents.  The Borrower shall be solely responsible for paying the actual third-party costs for administration of the Collateral Account.

Section 1.8   Disbursements of Loan Proceeds. At the Closing (as defined herein), an advance under the Loan in the aggregate amount of Two Million Dollars ($2,000,000)) shall be made immediately (A) to pay, or to reimburse WWSAF for the payment of all fees, costs and expenses incurred by WWSAF in conjunction with the transactions contemplated hereby in accordance with Section 7.8, (B) to pay all fees, costs and expenses of the Borrower’s legal, tax and accounting advisors incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees of Greenberg Traurig, LLP, legal counsel to PDN, and (C) for such other purposes as the Lender may agree. Subject to the terms and conditions herein, some or all of the proceeds advanced at the Closing may be an Exempt Advance.

Section 1.9   Use of Proceeds.  The proceeds of the Loan shall be exclusively for working capital of the Borrower and to pay the costs, fees and expenses incurred in connection with this financing.  The Borrower covenants and agrees that no proceeds from the Loan shall be paid or distributed to any member, manager, officer, director or employee of the Borrower (other than with respect to salaries and/or authorized expense reimbursements paid to employees in the ordinary course of business or pursuant to employment agreements disclosed to and approved by WWSAF)..

Section 1.10         Repayment in the Ordinary Course.  Subject to acceleration upon occurrence of an Event of Default (as defined in Article 6, below), the entire outstanding balance of the Loan is due and payable on the Maturity Date.

Section 1.11         Late Fees.  In addition to, and not in limitation of, the foregoing provisions, if any payment owed under the Note, this Agreement or any of the other Loan Documents, agreements, certificates, documents or instruments required to be executed and delivered by the Borrower in connection with this Agreement shall not have been paid within five (5) days of the due date thereof, the Borrower agrees to pay to WWSAF a late charge of six percent (6%) of such payment, including any payments due at maturity or the date of acceleration due to an Event of Default.

Section 1.12        Collateral for Loan.  The Borrower’s obligations under the Loan following the Closing shall be secured by a first priority lien (senior to all other creditors of the Borrower) in all tangible and intangible property of the Borrower including, without limitation, inventory, machinery and equipment, goods, merchandise, and other property (collectively, the “Collateral”). The Borrower shall be solely responsible for paying the actual third-party fees and costs for securing the Collateral.

Section 1.13        Additional Consideration.  In partial consideration for WWSAF’s agreement to extend the Loan to the Borrower, at the Closing the Borrower shall issue to WWSAF (a) a warrant, in substantially the form attached to this Agreement as Exhibit C (the “Fixed $0.25 Warrant”), to purchase up to 1,000,000 shares of the PDN’s common stock with an exercise price of $0.25 per share, (b) a warrant, in substantially the form attached to this Agreement as Exhibit D (the “Pro Rata Warrant”), to purchase up to 1,750,000 shares of PDN’s common stock with an exercise price of $0.25 per share and (c) a warrant, in substantially the form attached to this Agreement as Exhibit E (the “Fixed $2.50 Warrant” and together with the Fixed $0.25 Warrant and the Pro Rata Warrant, the “Warrants”), to purchase up to 1,000,000 shares of the PDN’s common stock with an exercise price of $2.50 per share.  Each Warrant shall be exercisable for five (5) years from the date it is issued.

Article 2

Closing; Conditions to Closing

Section 2.1   Closing Mechanics.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic transmission of documents and deliverables at 10 a.m. ET on the first business day following the date on which all conditions precedent to the Closing have been satisfied or waived, or such later time and date as WWSAF may elect (such date, the “Closing Date”).

(b)   At the Closing,

(i)   the Borrower shall provide WWSAF with a Drawdown Affidavit with respect to the funds to be drawn at Closing,.

(ii)      the Borrower and WWSAF will enter into a Consulting and Monitoring Agreement, substantially in the form attached to this Agreement as Exhibit F, pursuant to which the Borrower shall pay to WWSAF a monthly monitoring fee and shall reimburse WWSAF for all reasonable and necessary out of pocket fees and expenses incurred in monitoring the Borrower;

(iii)         the Borrower shall deliver the Warrants to WWSAF;

(iv)        the Borrower and the Lender shall execute and deliver all other documents, agreements, instruments and certificates as reasonably may be necessary to consummate the transaction as described herein; and

(v)     subject to fulfillment by the Borrower of its obligations hereunder, and at Borrower’s sole discretion, WWSAF shall make a disbursement of the proceeds from the LOC Loan in accordance with this Agreement, if Borrower so requests.

Section 2.2   Lender’s Conditions to Closing.  The obligations of WWSAF hereunder are subject to the satisfaction of each of the following conditions precedent.

(a)   Subordination of Related-Party Indebtedness.  All loans, payments, and notes due to officers, directors and other affiliates of the Borrower, if any, shall be subordinated to the Borrower’s obligations to WWSAF hereunder and in the Loan Documents, on terms and conditions satisfactory to WWSAF, in its commercially reasonable discretion.

(b)          Delinquency.  The Borrower shall be current with respect to all of its obligations, including trade obligations, and any other payments relating to any and all taxes and other fees and assessments due and/or payable, except for those obligations set forth on Schedule 2.2(b).

(c)   Opinion of U.S. Counsel.  WWSAF shall have received an opinion from legal counsel to the Borrower, in form and substance satisfactory to WWSAF and its counsel, with regards to the authority of the Borrower to enter into this Agreement and the transactions contemplated hereby, the validity and enforceability of the obligations of the Borrower under this Agreement and the other Loan Documents, the perfection of WWSAF’s security interest in the Collateral, the organization, existence and good standing of the Borrower, and such other matters as WWSAF may reasonably request, all in a form appropriate and acceptable to WWSAF and its counsel.

(d)   Security Agreements.  To secure the rights of WWSAF in the Collateral, the Borrower shall have:

(i)       executed and delivered to WWSAF a security agreement, substantially in the form attached to this Agreement as Exhibit G (the “Security Agreement”);

(ii)         delivered to WWSAF acknowledgment copies of proper Financing Statements (Form UCC-1), or such other evidence of filing as may be acceptable to WWSAF, naming the Borrower as the debtor and WWSAF as the secured parties, and other similar instruments or documents, filed under the Uniform Commercial Code (or equivalent) in all jurisdictions as may be necessary or desirable to perfect the liens of WWSAF created by the Security Agreement;

(iii)        delivered to WWSAF copies of Requests for Information (Form UCC-11) (or similar search report certified by a party acceptable to WWSAF), dated as of a date reasonably proximate to the Closing Date, listing all effective financing statements that name the Borrower as debtor, and that are filed in the jurisdictions in which filings were made pursuant to Section 2.2(d)(i), together with copies of such financing statements, none of which shall cover any collateral described in the Security Agreement unless either WWSAF shall consent thereto in writing or Borrower procures releases thereof, before or concurrent with the Closing, in form and substance acceptable to the Lender, in its reasonable discretion;

(iv)        established the Collateral Account and executed and delivered the Account Control Agreement;

(v)         delivered to WWSAF a collateral assignment of any key contracts and supply agreements related to the purchase and sale of products used in the Borrower’s operations in form and substance acceptable to WWSAF, in its sole discretion;

(vi)        delivered to WWSAF a collateral assignment of any key contracts and supply agreements related to the purchase and sale of Borrower’s products by third-party customers in form and substance acceptable to WWSAF, in its sole discretion;

(vii)       executed and delivered a pledge and assignment agreement (the “Pledge Agreement”) granting WWSAF a security interest in all of the ownership interest of each direct and indirect subsidiary of PDN; delivered to counsel for WWSAF certificates representing such ownership interests, along with stock powers executed in blank; and, to the extent necessary to permit the grant of a security interest to WWSAF, as provided herein, amended or caused to be amended the governing documents of each such subsidiary; and

(viii)      delivered to WWSAF such other documentation as WWSAF may deem necessary or appropriate, in its commercially reasonable discretion, to secure the rights of WWSAF in the Collateral, as set forth herein.

(e)   Brand Strategy.  PDN shall have contracted with a brand-marketing and public relations firm with respect to a comprehensive brand-strategy and roll-out plan.

(f)   Board Representation.  PDN shall have entered into a Board Representation Agreement, in substantially the form attached to this Agreement as Exhibit H.

(g)      Lender’s Due Diligence. WWSAF shall have completed its review and due diligence examination of the Borrower’s books and records, its accounting practices and procedures, employing such review, audit and testing procedures as WWSAF deems appropriate.  The results of such examination shall be satisfactory to WWSAF in its sole discretion.

(h)          Interim Financials.  The Borrower shall have delivered to WWSAF interim financial statements – which shall include an income statement, balance sheet and statement of cash flow, all prepared in accordance with generally accepted accounting principles, consistently applied – dated not earlier than forty-five (45) days prior to the Closing, certified as true and accurate by the Borrower’s chief financial officer.

(i)   Organizational Documents/Resolutions, etc.  WWSAF shall have received:

(i)           From the Borrower, a borrowing resolution in form and substance acceptable to WWSAF, dated as of the Closing Date, certified by an authorized officer of the Borrower;

(ii)          From the Borrower, a certificate from an appropriate officer, in form and substance acceptable to WWSAF, as to the incumbency of directors of the Borrower and of the officers of the Borrower authorized to act with respect to this Agreement and the other Loan Documents (upon which certificate WWSAF may conclusively rely);

(iii)         A true and correct copy of the Borrower’s organization documents, certified by an officer of the jurisdiction where the Borrower is organized (with respect to all organization documents required to be filed in such jurisdiction) or by an appropriate officer of the Borrower, and each in form and substance acceptable to WWSAF;

(iv)        A certificate confirming the qualification to do business and good standing of the Borrower from each jurisdiction in which the Borrower is qualified to do business;

(v)         A copy of the consent of any third parties that may be required in connection with the Loan and the transactions contemplated by this Agreement;

(vi)        Such other documents (certified if requested) as WWSAF may reasonably request.

(j)   Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of the Borrower shall be satisfactory in form and substance to WWSAF; WWSAF and its counsel shall have received all information and documents as WWSAF or its counsel shall reasonably request; and all legal matters incident to the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory to WWSAF and their counsel.

Article 3

Representations and Warranties

To induce WWSAF to enter into this Agreement, the Borrower represents and warrants to WWSAF that the following statements are true and correct, except to the extent specifically disclosed in the Disclosure attached as Schedule I to this Agreement, which makes specific reference to each representation or warranty to which the disclosures on such Schedule refer.

Section 3.1 Existence and Authority of the Borrower.  Each of PDN, NAPW, Noble and Compliant was duly organized and is validly existing under the laws of the jurisdictions in which it was formed.  Each of PDN, NAPW, Noble and Compliant is qualified to do business and is in good standing in the jurisdiction of its formation, has full power and authority to consummate the transactions contemplated hereby, and has filed all documents and registrations, including tradename registrations, required by law for it to conduct its business.  Each of PDN, NAPW, Noble and Compliant is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Borrower.  The execution and delivery of this Agreement and the other Loan Documents by PDN, NAPW, Noble and Compliant, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action of PDN, NAPW, Noble and Compliant, and each of their respective officers, directors, managers, shareholders, members or partners, as applicable.  Each of the agreements, certificates, documents and instruments delivered to WWSAF pursuant to this Agreement or in connection with WWSAF’s due diligence is true, correct and complete in all material respects.

Section 3.2   Capitalization; Issuance.  NAPW, Noble and Compliant are each wholly-owned subsidiaries of PDN.  All of the outstanding ownership interest of PDN, NAPW, Noble and Compliant have been validly issued, and were not issued in violation of any rights of any other person.  No option, warrant, call, conversion right or commitment of any kind exists which obligates any of PDN, NAPW, Noble and Compliant to issue any additional ownership interest or other securities convertible into or exchangeable for ownership interest.  Section 3.2 of the Disclosure Schedule sets forth the true and complete capitalization of PDN as of the date of this Agreement, including: (i) issued and outstanding securities issued by PDN; (ii) granted and outstanding options to purchase securities of PDN; (iii) options to purchase securities of PDN that have not yet been granted but are reserved for future grants; and (iv) warrants and other derivative securities, if any, entitling the holder to obtain securities of PDN. There are no shareholder’s agreements, purchaser’s rights agreements, voting trusts of other agreements or understandings to which the Borrower is a party or by which it is bound related to the voting of, or placing any restrictions on, any securities of the Borrower.

Section 3.3   Financial Condition.  The balance sheets, statements of income and retained earnings, federal tax returns, and other financial statements and financial data of the Borrower furnished to WWSAF and itemized on Section 3.3 of the Disclosure Schedule to induce WWSAF to enter into this Agreement are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the dates thereof and the results of the operations of the Borrower for the periods covered by such statements.  The financial statements for the Borrower have been prepared in accordance with generally accepted accounting principles consistently applied.  Except as set forth in Section 3.3 of the Disclosure Schedule, there has been no material adverse change (financial or otherwise) in the business or operations of the Borrower since the date of such financial statements.  There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements supplied to WWSAF.  The Borrower has not paid or made any distributions (of cash or property), other than ordinary salary, authorized expense reimbursements, etc. for employee/shareholders made in the ordinary course of business, to the holders of its securities since the date of such financial statements, which distributions are not reflected in the financial statements.

Section 3.4   No Breach or Violation.  The consummation of the transactions hereby contemplated, and performance of the Borrower’s obligations under this Agreement and the other Loan Documents will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, loan or credit agreement, trust agreement, operating agreement, partnership agreement, settlement agreement, by-laws, articles of incorporation, shareholder agreement or other instrument to which the Borrower is a party or by which the Borrower may be bound or affected.

Section 3.5   Taxes; Reserves.  The Borrower has filed or caused to be filed all federal, state, and local tax returns required to be filed by the Borrower and has paid or made arrangement for the payment of all taxes, assessments, and governmental charges and levies thereon, including any interest and penalties, to the extent the same have become due.  The Borrower has set up reserves that are believed by the Borrower to be adequate for the payment of such taxes for the years that have been audited by the respective tax authorities.  Notwithstanding the foregoing, nothing contained in this Section 3.5 shall prevent the Borrower from contesting in good faith any tax or assessment assessed against the Borrower so long as adequate reserves for payment of the same have been made and verified to WWSAF.

Section 3.6   Absence of Actions.  Except as set forth in Section 3.6 of the Disclosure Schedule, there is no pending or threatened action or proceeding against or affecting the Borrower before any court, governmental agency, arbitrator, or otherwise that may, in one case or in the aggregate: materially adversely affect the validity or enforceability of the Loan Documents, the priority of any lien on the Collateral securing the Borrower’s obligations under the Loan Documents, or the financial condition, operations, properties or business of the Borrower; or prevent or impair the Borrower from complying with or performing any of the provisions of this Agreement or the other Loan Documents.  The Borrower is not in default with respect to any judgment, decision, order, writ, injunction, decree, or demand of any court or any governmental authority or under the terms of any contract or agreement to which it is a party or otherwise bound.

Section 3.7   Environmental Compliance.  To the best of Borrower’s knowledge, the Borrower is in full compliance with any and all environmental or hazardous waste rules or regulations arising out of any federal, state, or local law.  There has been no use of the properties, and there are no materials present on the properties, that would give rise to liability under any federal, state, or local environmental or hazardous waste law, rule, or regulation.  The Borrower shall indemnify, defend and hold harmless WWSAF from any and all costs, expenses, and liability relating to the Borrower arising out of any environmental or hazardous waste law, rule, or regulation.

Section 3.8   Operation of Business.  To the best of Borrower’s knowledge, exercising reasonable diligence and after due inquiry, the Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks and tradenames, or rights thereto, necessary for the business of the Borrower as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

Section 3.9   Ownership.  Except as set forth in Section 3.9 of the Disclosure Schedule, the Borrower is the owner of all Collateral purported to be owned by it, free from any lien, security interest, encumbrance or other right, title or interest of any other person, firm or corporation, and the Borrower shall defend such Collateral against all claims and demands of all persons at any time claiming the same or any interest therein adverse to WWSAF.

Section 3.10     Relations with Third Parties.  Except as set forth in Section 3.10 of the Disclosure Schedule, the Borrower’s relations with its vendors, suppliers and customers are good, and the Borrower has not been made aware of any likely event or circumstances that would adversely affect such relations in any material respect.

Section 3.11         Interests in Personal Property.  Section 3.11 of the Disclosure Schedule contains a true and complete list and brief description of all furniture, fixtures, and equipment, and other personal property of the Borrower, which comprises in all material respects all personal property presently used by the Borrower in the ordinary course of its business.  Except as set forth in Section 3.11 of the Disclosure Schedule, all such personal property is free and clear of title defects, liens and objections, of any nature whatsoever, and the Borrower has good and marketable title thereto.  The Borrower’s interest in all personal property used in the ordinary course of the Borrower’s business that is material to the Borrower’s business is included in the Collateral.  All such equipment, machinery, furniture and other personal property described in Section 3.11 of the Disclosure Schedule are in safe, fully operable condition, normal wear and tear accepted.

Section 3.12     Contracts.  Section 3.12 of the Disclosure Schedule accurately describes all currently effective material contracts, agreements or leases, oral or written, to which the Borrower is a party and under which the Borrower is either potentially obligated to make or expected to receive payments totaling at least $25,000 in any twelve-month period.  True and complete copies of all such contracts have been provided to WWSAF.  In the case of oral contracts, click-through agreements, other agreements or leases, Section 3.12 of the Disclosure Schedule describes the parties thereto, the duration thereof, the payment terms thereof, and all other material terms thereof.  The Borrower is not in material default in the performance of, or in breach of any material provision of, any contract relating to the Borrower’s Business.  The Borrower has no intention, and has no knowledge of any intention by any other party, not to perform its obligations under any such contract.

Section 3.13     Accounts Receivable.  The Borrower has delivered to WWSAF a schedule detailing its accounts receivable (the “Accounts Receivable Schedule”) as of January 31, 2016.  To the knowledge of the Borrower, such accounts receivable are collectible by the Borrower in the ordinary course of business and are not subject to any material claim, reduction or offset.  The Accounts Receivable Schedule is true, correct, and complete in all material respects.

Section 3.14     Status of Obligations.  Except as set forth in Section 3.14 of the Disclosure Schedule, the Borrower is current in all material corporate obligations, including payments related to any and all taxes and other personal and/or fees, obligations and assessments due and payable.

Section 3.15     Truth and Completeness of Statements.  No representation or warranty by the Borrower contained in this Agreement or any other Loan Document, and no statement contained in any certification or other instrument furnished by the Borrower to WWSAF pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein not misleading.  The Borrower has not knowingly failed to disclose to WWSAF any material fact that would adversely affect a reasonably-prudent lender’s decision to extend the financing represented by the Note.

Section 3.16     No Notice of Violations.  Except as set forth in Section 3.16 of the Disclosure Schedule, the Borrower has not received any notice of any violation of any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, decree, injunction or process applicable to its business that has not been remedied as of the current date.

Article 4

Affirmative Covenants

Except with the prior written consent of WWSAF, which consent (unless otherwise explicitly provided herein) may be withheld in its sole discretion, so long as the Loan (including any renewals, amendments, replacements or refinancing), any other indebtedness incurred under this Agreement remain outstanding, in whole or in part, or WWSAF shall have any commitment under this Agreement or the other Loan Documents, the Borrower will comply with each of the following covenants.

Section 4.1   Board Meetings.  WWSAF shall receive notice of all meetings of the Borrower’s board of directors (or equivalent governing body) (the “Board”) at the same times and in the same manner as such notice is provided to board members.  Board meetings shall be held no less than quarterly, and any director shall be permitted to participate in a meeting by any means of remote communication permissible under Delaware law.  The Borrower shall invite one representative of WWSAF, who shall be selected by WWSAF in its sole discretion, subject to the limitations set forth below, to attend all meetings of its Board in a nonvoting observer capacity (the “Observer”) and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its Board members at the same time and in the same manner as provided to such Board members.  The Borrower shall reimburse WWSAF for all reasonable out-of-pocket travel expenses and other third-party costs incurred by the Observer in connection with attending meetings of the Board of Directors.

Section 4.2   Audit Right.  From and after the occurrence of an Event of Default, WWSAF or its representatives shall have the right, on a quarterly basis and upon giving the Borrower three (3) business days’ notice, to audit the Borrower’s books, records and operations, including the Collateral.  If WWSAF elects to conduct any such audit, the Borrower shall be responsible for third-party costs of such audit not to exceed Nine Hundred Fifty Dollars ($950.00) per person, per day, plus all reasonable out-of-pocket fees and expenses incurred by WWSAF and any of its representatives; provided, however, that the fees for each audit shall not exceed $5,000.

Section 4.3   Financial Statements and Reports.  The Borrower shall furnish the following information to WWSAF:

(a)     Within twenty (20) days after the end of each calendar month: (i) a report as to the Borrower’s accounts receivable and accounts payable, (ii) a management report of operations, (iii) a certificate signed by the Borrower’s chief financial officer or chief executive officer attesting to the Company’s eligible customer receivables (as determined pursuant to Section 1.7(a)(ii)) as of the end of the calendar month, and (iv) internally prepared financial statements which include an income statement, balance sheet and statement of cash flow, all prepared in accordance with generally accepted accounting principles, consistently applied, as of the end of the calendar month.

(b)     Within forty-five (45) days of the end of each quarter of the Borrower’s fiscal year, internally prepared financial statements which include an income statement, balance sheet and statement of cash flow, all prepared in accordance with generally accepted accounting principles, consistently applied, and copies of all state and federal payroll tax filings and state sales tax filings, as applicable.

(c)     As soon as available and in any event within ninety (90) days after the end of each of the Borrower’s fiscal years, a copy of the Borrower’s financial statements, which shall include a balance sheet as of the end of such fiscal year and a statement of income and retained earnings and cash flow for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by data supporting such financial statements and any management letter(s) relating thereto.  Such statements shall be certified by an independent public accounting firm selected by and paid for by the Borrower and acceptable to WWSAF on an audited basis.

(d)     Within ten (10) days of filing, a complete and legible signed copy of the Borrower’s federal and state income tax returns, with all schedules, prepared and signed by an independent certified public accountant selected by and paid for by the Borrower and reasonably acceptable to WWSAF.

For so long as PDN is obligated to file with or furnish to the Securities and Exchange Commission (the “SEC”) quarterly and annual reports (the “SEC Reports”) containing the information described in items (b) and (c) above, the Borrower’s obligation to provide such information shall be deemed satisfied if the Borrower delivers such SEC Reports to WWSAF no later than the first business day following their publication on the SEC’s “EDGAR” filing system.

Section 4.4   Other Information.  With reasonable promptness, the Borrower will furnish to WWSAF such additional financial statements, data and information concerning the Collateral and the financial condition of the Borrower as may be reasonably requested by WWSAF from time to time.

Section 4.5   Maintenance of Insurance.  The Borrower will maintain insurance on the Collateral in accordance with the requirements contained in this Agreement, the Security Agreement and the Pledge Agreements.

Section 4.6   Maintenance of Existence.  The Borrower will preserve and maintain its existence and good standing in the jurisdiction of its formation and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required except where the failure to be so qualified would not have a material adverse effect on the financial, properties or operations of the Borrower.

Section 4.7   Maintenance of Records.  The Borrower will keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Borrower.

Section 4.8   Maintenance of Property and Collateral.  The Borrower will maintain, keep, and preserve the Collateral in good working order and condition, ordinary wear and tear or replacement excepted.

Section 4.9   Notice of Litigation.  The Borrower will notify WWSAF promptly after the commencement thereof of all actions, suits, claims (including environmental claims) and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower, that, if determined adversely to the Borrower could have a material adverse effect on the financial condition, properties, or operations of the Borrower.

Section 4.10     Compliance with Laws.  The Borrower will comply in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, unless (a) the same are being contested in accordance with Section 3.5 hereof, or (b) where the failure to be in such compliance would not have a material adverse effect on the financial condition, properties or operations of the Borrower.

Article 5

Negative Covenants

Except with the prior written consent of WWSAF, which consent (unless otherwise explicitly provided herein) may be withheld in its sole discretion, so long as the Loan (including any renewals, amendments, replacements or refinancing) or any other indebtedness incurred under this Agreement shall remain outstanding (excluding any obligations relating to the Warrants), in whole or in part, or WWSAF shall have any commitment under this Agreement or the other Loan Documents, the Borrower will comply with each of the following covenants.

Section 5.1   Certain Limitations.

(a)          The Borrower will not make any fundamental changes to its business.

(b)         The Borrower will not sell, lease, transfer or otherwise dispose of any asset or assets having value greater than Twenty Thousand Dollars ($20,000.00), except in the ordinary course of business.

Section 5.2   Limitation on Transactions with Affiliates.  The Borrower will not (a) enter into any transaction, including, without limitation, the purchase, sale, lease, rental or exchange of property or the rendering of any service, with an affiliate, employee, officer, director or shareholder unless such transaction is entered into in the normal course of business and otherwise on commercially reasonable terms or (b) engage in any transaction not in the normal course of business with any supplier, customer or any other person.

Section 5.3   Limitation on Purchases and Acquisitions.  The Borrower will not purchase or acquire any evidence of indebtedness or securities (including stock) of a business or substantially all of the property or assets of any other person or other legal entity, or make any loan, capital contribution or advance to any other person or entity, provided that the Lender’s consent will not be unreasonably withheld or delayed.

Section 5.4   Limitation on Merger or Consolidation.  The Borrower will not consolidate with or merge into any other person or acquire by merger or otherwise any other person or permit any other person to consolidate with or merge into it, and will not conduct its business through any other entity.

Section 5.5   Liens on Collateral.  The Borrower will not create, incur, assume, or suffer to exist, or permit any subsidiary to create, incur, assume or suffer to exist, any lien, mortgage, pledge, encumbrance, security interest, attachment or charge of any kind upon the Collateral, except:

(a)          liens in favor of WWSAF;

(b)          liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings diligently prosecuted and for which appropriate reserves are maintained;

(c)          liens in connection with equipment leases by the Borrower, subject to the prior written consent of WWSAF for any equipment leases in excess of Twenty Thousand Dollars ($20,000.00), which shall not be unreasonably withheld; or

(d)          liens to which WWSAF has consented in advance in writing, such consent not to be unreasonably withheld.

Section 5.6   No Additional Debt.  The Borrower will not create, incur, assume, or suffer to exist (with respect to future debt), or permit any subsidiary to create, incur, assume, or suffer to exist (with respect to future debt), any additional debt, except:

(a)          debt of the Borrower under this Agreement, the Note or any renewals, extensions or refinancing of any of them;

(b)          any debts described on the Borrower’s existing financial statements;

(c)          debt of the Borrower subordinated on terms satisfactory to WWSAF to the Borrower’s obligations under this Agreement and the Note;

(d)         debt to which WWSAF has consented in advance in writing, such consent not to be unreasonably withheld; and

(e)         debt secured by liens permitted pursuant to Section 5.5 above.

Section 5.7   Sale of Property or Collateral.  The Borrower will not sell, lease, assign, transfer, or otherwise dispose of all or any portion of the Collateral except in the ordinary course of business.

Section 5.8   Contingent Liabilities.  The Borrower will not guarantee (including being an accommodation party on instruments) or assume any indebtedness or other liability of any individual, partnership, corporation, or other organization, except guarantees and endorsements made in connection with the deposit of items for collection or credit in the ordinary course of business.

Section 5.9   No Distributions or Repurchases.  The Borrower shall not pay any distributions or repurchase or agree to repurchase any of Borrower’s capital stock.

Section 5.10     Minimum Current Ratio.  The minimum current ratio of the Borrower for the immediately preceding semi-annual fiscal period, commencing with the period ending December 31, 2016, as determined from the financial statements for June 30 and December 31 of each year delivered to WWSAF pursuant to Section 4.3 shall not be less than 1.4 to 1; provided that for purposes of this section any deferred revenue shall be excluded in calculating the Borrower’s minimum current ratio.

Article 6

Events of Default and Remedies

Section 6.1   Events of Default.  Each of the following events shall constitute an “Event of Default” hereunder:

(a)          The Borrower shall default in making any payment of principal or interest when the same shall become due under the Note or any of the other Loan Documents, and which default shall continue for five (5) days after the due date therefore;

(b)         The Borrower shall fail to comply with any term, covenant or agreement of this Agreement, which default shall continue for twenty (20) days from the earlier of:  (i) notice from WWSAF or (ii) the date on which the Borrower first becomes aware of the noncompliance;

(c)          Commencement of proceedings under any bankruptcy or insolvency law by or against the Borrower or any other person primarily or secondarily liable under the Note, or in respect thereof, including any person or entity who has pledged or granted to the Lender a security interest or other lien in property on behalf of the Borrower, or an inability to pay its obligations when due;

(d)         A lien for the performance of work or the supply of materials is filed against the property of the Borrower and unsatisfied or unbonded for a period of thirty (30) days after the date of filing thereof;

(e)         Any material representation or warranty made by the Borrower herein or in any other Loan Document shall fail to be true and correct, or otherwise shall be misleading, when made or furnished;

(f)          Any material adverse change in the business, operations, properties or condition (financial or otherwise) of the Borrower, or any Collateral, which, in the opinion of WWSAF, acting in good faith, impairs its security or impairs the Borrower’s ability to meet its payment obligations under this Agreement and the Note;

(g)         Commencement of any levy or sale upon or execution or other proceedings of any nature, including a foreclosure of a subordinate lien on the assets of the Borrower, whereby the owner shall or may be deprived of title or right of possession to either property or any part thereof;

(h)         The Borrower’s dissolution or termination of existence;

(i)          Any loss, theft, or damage to the Collateral which is not fully covered by insurance and which, in the opinion of WWSAF acting in good faith, materially impairs its security or increases its risk; and

(j)          Subject to the Borrower’s right to contest pursuant to Section 3.5, failure to pay any tax or municipal obligation when due which is an obligation of the Borrower. Nothing contained in this Section 6.1 shall prevent the Borrower from contesting in good faith any tax or assessment assessed against the Borrower so long as adequate reserves for payment of the same have been made and verified to WWSAF.

Section 6.2   Remedies Upon Default.

(a)          If an Event of Default shall occur, WWSAF may declare the entire indebtedness evidenced by the Note to be immediately due and payable, without presentment, protest, demand or notice of any kind, all of which are hereby expressly waived by the Borrower; and may pursue any and all remedies provided for hereunder and in any one or more of the Loan Documents or at law or in equity, including, without limitation, the following:

(i)   Exercise all rights of a secured party under the Uniform Commercial Code, or otherwise, with respect to the Collateral;

(ii)      Require the Borrower to assemble the Collateral and make it available to WWSAF at a place designated by WWSAF that is reasonably convenient; and

(iii)          Setoff and apply against any indebtedness or liability of the Borrower to WWSAF any indebtedness owing from WWSAF to the Borrower at any time and from time to time either before or after maturity and without demand upon or notice to anyone.

(b)          If in the event of the sale or other disposition of the Collateral the proceeds thereof are insufficient to pay all amounts to which WWSAF is legally entitled, the Borrower shall be liable for the deficiency and the reasonable fees of any attorneys employed by WWSAF to collect such deficiency.  The Borrower agrees that if any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonably and properly given if deposited in the mails, first class postage prepaid, addressed as provided in this Agreement at least ten (10) days before such intended disposition.

(c)          Upon default by the Borrower in any of the covenants or agreements contained in this Agreement or in any other Loan Document providing for the payment of taxes, the maintenance of insurance, or otherwise relating to the Collateral, WWSAF may, in its sole discretion, advance such sums and costs and take such other steps as WWSAF may deem necessary or advisable to protect the Collateral.  All sums advanced or paid by WWSAF for such purposes shall be payable by the Borrower to WWSAF on demand, as advances or loans from WWSAF to the Borrower under this Agreement, and shall be part of the principal obligations deemed to have been an advance of the Loans.

(d)         No remedy conferred upon or reserved to WWSAF in the Loan Documents is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or in any other Loan Document or now or hereafter existing at law or in equity or by statute and the exercise of any remedy or remedies shall not be an election of the remedies.  The remedies and rights of WWSAF may be exercised concurrently, alone or in any combination.

Section 6.3   Cooperation of the Borrower.  The Borrower agrees to cooperate with WWSAF in effectuating the purposes hereof notwithstanding any unanticipated inability of the Borrower to pay the Note or otherwise perform its obligations under this Agreement or any other Loan Document.

Article 7

Miscellaneous

Section 7.1      Termination.  This Agreement shall terminate automatically in the event the Closing has not occurred by March 31, 2016, or such later date as the Borrower and WWSAF otherwise agree in writing.

Section 7.2      Amendments; Waivers.  No term of this Agreement may be amended, and the observance of any term may not be waived (either generally or in a particular instance, and either retroactively or prospectively) without the written consent of the party against whom such amendment or waiver is to be enforced. Neither the failure of WWSAF to exercise, nor the delay of WWSAF in exercising, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise or any right, power or privilege preclude any other or further exercise of any other right, power, or privilege.

Section 7.3   Assignment of Agreement by the Borrower.  Neither this Agreement nor the proceeds of the Note may or shall be assignable by the Borrower without the prior written consent of WWSAF.

Section 7.4   Assignment of Agreement by the Lender.  This Agreement may be assigned by WWSAF and its successors and assigns in connection with the assignment of the Note.  The consent of the Borrower shall not be required for any such assignment.  The Borrower agrees to do any act or execute any additional documents reasonably requested by the assigning party in connection with such an assignment, including, without limitation, note(s), mortgage(s) and other security instruments, and a certificate as to the amount of indebtedness evidenced by the Note.

Section 7.5   Notices.  Any demand upon or notice to the Borrower hereunder shall be effective when delivered by hand or when properly deposited in the mails postage prepaid, or sent by facsimile transmission, receipt acknowledged, or delivered to an overnight courier, addressed to the Borrower at the address shown below or as it appears on the books and records of WWSAF.  Demands or notices addressed to any other address at which WWSAF customarily communicates with the Borrower also shall be effective.  Any notice by the Borrower to WWSAF shall be given to WWSAF at the address shown below or such other address as WWSAF may advise the Borrower in writing:

If to WWSAF:	White Winston Select Asset Funds
265 Franklin St., Suite 1702
Boston, MA 02110
Attn: Todd M. Enright
Fax: 801-938-7540

with a copy to:	McCarter & English, LLP
265 Franklin St.
Boston, MA 02110
Attention: Burt Winnick
Fax: 617-326-3078

If to the Borrower	Professional Diversity Network
801 West Adams Street, Suite 600
Chicago, IL 60607
Attention: James Kirsch

With a copy to:	Greenberg Traurig, LLP
77 West Wacker Drive, Suite 3100
Chicago, IL 60601
Attn: Stacey T. Kern
Email: kerns@gtlaw.com
Fax: 312-456-8435

Section 7.6   Agreement Not Intended as Partnership or Agency.  The parties expressly disclaim any intention to create a partnership or joint venture pertaining to the subject matter of this Agreement.  The Borrower and WWSAF intend that their relationship shall be solely that of borrower and lender, whether that relationship is relevant for purposes of the parties’ dealings between themselves or with third persons.  Neither the Borrower nor WWSAF shall be deemed an agent of the other for any purpose.

Section 7.7   Agreement to Govern.  In the event of any material inconsistencies between this Agreement and the Note, the Note shall govern and control except as modified hereby.  In the event of any material inconsistencies between this Agreement and any of the other Loan Documents, this Agreement shall govern and control.  This Agreement supersedes the Term Sheet among the parties dated January 21, 2016, except as to the provisions in Section 14 of the Term Sheet, which shall continue in full force and effect.

Section 7.8   Costs, Expenses, and Taxes.  The Borrower shall pay within ten (10) business days all reasonable out-of-pocket costs and expenses in connection with the execution, delivery, filing, recording, administration, and enforcement of the Loan and any Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for WWSAF, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising WWSAF as to their rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any, in connection with the enforcement of or collection of amounts due pursuant to any of the Loan Documents.  The legal fees of WWSAF’s counsel shall be calculated on a time spent basis, based upon the standard hourly rates of such counsel generally charged to clients of that firm on similar matters.  In addition, the Borrower shall pay any and all stamp and other taxes and reasonable fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, title insurance premiums, survey and site assessment costs, fees of the Lender’s appraiser, and brokerage fees or commissions, and agrees to indemnify and save WWSAF harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees, premiums, costs and charges.

Section 7.9   Severability of Terms.  If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

Section 7.10     Headings.  The headings in the Loan Documents are included for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 7.11     Survival.  This Agreement shall survive the Closing and each and every one of the obligations and undertakings of the Borrower set forth in this Agreement shall be continuing obligations and undertakings and shall not cease or terminate until the entire outstanding principal amount of the Loan, together with all interest and fees due thereon and any other amounts which may be due pursuant to this Agreement, shall have been paid in full, and until the obligations and undertakings of the Borrower shall have been fully completed and discharged.

Section 7.12     Governing Law.  This Agreement and any dispute between or among the parties arising from or related to this Agreement, the transactions contemplated hereby or the Loan, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to such jurisdiction’s principles of conflict of laws.  Each party irrevocably agrees that any legal action, suit or proceeding brought by it and in any way arising out of or relating to this Agreement, the transactions contemplated hereby or the Loan, must be brought solely and exclusively in the United States District Court for the District of Massachusetts or in the state courts of the Commonwealth of Massachusetts, and irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by any other party.

Section 7.13     Captions; Headings.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe or describe the scope or intent of such sections, nor in any way affect this Agreement or have any substantive effect.

Section 7.14     Counterparts; Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 7.15     Entire Agreement.  This Agreement, along with Section 14 of the Term Sheet as referenced by Section 7.7, above, embodies the entire agreement and understanding between the parties relating to the subject matter hereof and there are no covenants, promises, agreements, conditions or understandings, oral or written, except as herein set forth.

Section 7.16     Neutral Construction; No Coercion or Duress.  This Agreement is the product of arm’s-length negotiations between the parties, and each of the parties has had the opportunity to obtain, and has obtained, the advice of counsel with respect to the matters set forth herein. Each of the parties agrees that no party will claim that any ambiguity in this Agreement shall be construed against the other party or against the drafter of this Agreement.  Each party hereby represents and warrants to the others that such party is fully aware of the terms set forth in this Agreement and has voluntarily, and without coercion or duress of any kind, entered into this Agreement intending to be legally bound by its terms.  The Borrower represents and declares that in executing this Agreement, it is relying solely upon its own judgment, belief and knowledge, and the advice or recommendations of its own independently chosen counsel considering the nature, extent, duration of their rights and claims hereunder and that it has not been influenced to any extent whatsoever in executing this Agreement by any representations, statements or omissions pertaining to any of the foregoing matters by WWSAF or any persons representing WWSAF.

THE BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND THE LENDER RESERVES ALL RIGHTS TO PREJUDGMENT REMEDIES TO WHICH IT MAY BE ENTITLED.  FURTHER, THE BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENT, STAY, REDEMPTION AND MORATORIUM LAWS, NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAW.  THE BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF TRIAL BY JURY, NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAW.

 [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed or caused this Amended and Restated Master Credit Facility and Loan Modification Agreement to be executed under seal as of the date first set forth above.

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ James R. Kirsch	Witness:	/s/ David Mecklenburger

Name:	James R. Kirsch	Name:	David Mecklenburger

Title:	CEO

NAPW, INC.

By:	/s/ James R. Kirsch	Witness:	/s/ David Mecklenburger

Name:	James R. Kirsch	Name:	David Mecklenburger

Title:	CEO

NOBLE VOICE LLC

By:	/s/ James R. Kirsch	Witness:	/s/ David Mecklenburger

Name:	James R. Kirsch	Name:	David Mecklenburger

Title:	CEO

COMPLIANT LEAD LLC

By:	/s/ James R. Kirsch	Witness:	/s/ David Mecklenburger

Name:	James R. Kirsch	Name:	David Mecklenburger

Title:	CEO

WHITE WINSTON SELECT ASSET FUNDS, LLC

By:	/s/ Todd M. Enright	Witness:	/s/ Benjamin M. Hron
Todd M. Enright, Manager
		Name:	Benjamin M. Hron